Exhibit 99.1

Contact:	Rubenstein Associates

Robert Solomon: (212) 843-8050

Capital Trust Reports Third Quarter 2005 Results

NEW YORK, NY – October 31, 2005 - Capital Trust, Inc. (NYSE: CT) today reported third quarter 2005 net income of 64 cents per share (diluted), an increase of 28% compared to 50 cents per share for the comparable period of the prior year.

“We are pleased to report another quarter of solid operating results, driven by strong growth in our balance sheet business,” said John Klopp, Capital Trust’s CEO. “Originations hit a new record, and we completed our third CDO, continuing to drive down our cost of capital and better match fund our balance sheet.”

The Company will conduct a conference call at 10:00 a.m. Eastern Time on November 1, 2005 to discuss third quarter 2005 results. Interested parties can access the call toll free by dialing (800) 795-1259. The conference ID is “CAPITAL.” A recorded replay will be available from 12:00 p.m. on November 1, 2005 through midnight on November 15, 2005. The replay call number is (800) 753-0348.

Selected financial highlights are outlined below:

Balance Sheet

Total assets were $1.3 billion at September 30, 2005, reflecting a $300 million (29%) increase from June 30, 2005 and a $455 million (52%) increase from $878 million at December 31, 2004. The primary drivers of asset growth were new originations of both new loans and CMBS that totaled $339 million for the quarter and $751 million year to date. For the three months ended September 30, 2005, the Company originated 7 new B notes and property mezzanine loans totaling $149 million and 16 new CMBS investments totaling $190 million. For the nine months ended September 30, 2005, the Company has originated 32 new B notes and property mezzanine loans totaling $545 million and 18 new CMBS investments totaling $205 million. Net of repayments, loans receivable jumped to $815 million as of September 30, 2005, a $102 million (14%) increase from June 30, 2005 and a $259 million (47%) increase from December 31, 2004. Similarly, CMBS investments rose to $454 million, a $197 million (76%) increase from June 30, 2005 and a $207 million (83%) increase from December 31, 2004.

Total liabilities as of September 30, 2005 were $1.0 billion, comprised primarily of collateralized debt obligations (“CDOs”) and repurchase obligations. At quarter end, $824 million (84%) of the Company’s interest bearing liabilities were in the form of CDOs, which provide non recourse, non mark-to-market, term matched financing for the Company’s assets. During the quarter, the Company issued its third CDO, (“CDO 3”) in

Capital Trust

which the Company sold $270 million (face value) of investment grade rated fixed rate notes collateralized by a pool of $341 million (face value) of fixed rate CMBS. The weighted average cost of debt to the Company is 5.17% on a cash basis and 5.25% on an all in effective basis. Collateral for CDO 3 was comprised of $159 million (face value) of CMBS from the Company’s existing portfolio and a pool of $182 million (face value) of fixed rate CMBS acquired in conjunction with the issuance of the CDO. Unlike the Company’s first two floating rate CDOs, CDO 3 is a static pool financing collateralized by long term, fixed rate CMBS and does not include a reinvestment period. Capital Trust’s wholly owned asset management subsidiary, CT Investment Management Co., LLC (“CTIMCO”), is the collateral manager for all three CDOs.

At quarter end, the Company’s debt-to-equity ratio was 3.0-to-1 compared to 1.7-to-1 at December 31, 2004. At September 30, 2005, the Company had $17 million of restricted and unrestricted cash, $124 million of available borrowings and $369 million of additional capacity under its repurchase agreements.

Based on GAAP shareholders’ equity, book value per share was $21.70 at September 30, 2005, compared to $21.03 at December 31, 2004. Included in these calculations are 166,303 and 173,549 shares representing in-the-money options at September 30, 2005 and December 31, 2004, respectively, in addition to the shares outstanding.

Investment Management

The Company currently acts as investment manager for two private equity funds, CT Mezzanine Partners II LP (“Fund II”) and CT Mezzanine Partners III, Inc. (“Fund III”).

Fund II commenced its investment activities in April of 2001 and concluded its investment period in April of 2003, originating $1.2 billion of investments in 40 separate transactions. At September 30, 2005, Fund II had $67.8 million of outstanding loans and investments remaining. The Company earns co-investment income from a 5.9% direct investment in Fund II and CTIMCO earns base management fees and incentive management fees from Fund II. During 2005, CTIMCO has received $7.8 million of incentive management fees from Fund II, including $428,000 in the third quarter. The Company accounts for its investment in Fund II using the equity method and, at quarter end, the Company recorded a $1.8 million investment in Fund II.

Fund III commenced its investment activities in June of 2003 and concluded its investment period in June of 2005, originating $1.2 billion of investments in 35 separate transactions. At September 30, 2005, Fund III had $536.9 million of outstanding loans and investments remaining. The Company earns co-investment income from a 4.7% direct investment in Fund III and CTIMCO earns base management fees (calculated on the basis of invested capital) and incentive management fees (subject to a 100% return of capital and a preferred return to investors) from Fund III. The Company accounts for its investment in Fund III using the equity method and, at quarter end, the Company recorded a $9.9 million investment in Fund III.

Capital Trust

Operating Results

For the quarter ended September 30, 2005, the Company reported total revenues of $24.9 million and net income of $9.8 million, representing basic earnings per share of 65 cents and diluted earnings per share of 64 cents. When compared to the prior quarter, total revenues increased by $2.9 million (13%), net income by $1.0 million (11%) and earnings per share by 6 cents (10%) on a diluted basis. For the same period in 2004, the Company reported total revenues of $15.2 million and net income of $5.9 million (diluted earnings per share of 50 cents).

Interest and related income from loans and other investments totaled $22.8 million for the quarter ended September 30, 2005, an increase of $9.8 million (75%) from the $13.0 million for the three months ended September 30, 2004. During the three months ended September 30, 2005, the Company recognized $501,000 in additional income on the early repayment of loans. Average interest-earning assets increased from $638.6 million for the quarter ended September 30, 2004 to $1.12 billion for the three months ended September 30, 2005. The average interest rate earned on these assets decreased from 8.1% for the three months ended September 30, 2004 to 7.9% for the quarter ended September 30, 2005. The decrease in rates was due primarily to a change in the mix of the Company’s investment portfolio to include a greater proportion of B Notes and a general decrease in spreads obtained on newly originated investments, partially offset by a higher average LIBOR rate, which increased by 2.0% from 1.6% for the three months ended September 30, 2004 to 3.6% for the quarter ended September 30, 2005.

Interest and related expenses on interest-bearing debt amounted to $10.3 million for the quarter ended September 30, 2005, an increase of $6.6 million from the $3.8 million for the three months ended September 30, 2004. The increase in expense was due to an increase in the amount of average interest-bearing liabilities outstanding (from $412.2 million for the three months ended September 30, 2004 to $847.1 million for the quarter ended September 30, 2005), and an increase in the average rate paid on interest-bearing liabilities from 3.6% to 4.7% for the same periods. The increase in the average rate was substantially due to the increase in average LIBOR during the period, partially offset by the use of CDOs to finance a large portion of the portfolio at lower rates than those obtained under other sources.

Other revenues decreased $109,000 from $2.2 million for the three months ended September 30, 2004 to $2.1 million for the quarter ended September 30, 2005. The decrease was due to lower levels of base management fees and investment income from Fund II and Fund III, partially offset by the receipt of incentive management fees from Fund II of $428,000 during the three months ended September 30, 2005.

General and administrative expenses increased $1.3 million to $5.3 million for the three months ended September 30, 2005 from $4.0 million for the prior period. The increase in general and administrative expenses was primarily due to increases in employee compensation expense from the issuance of additional restricted stock, the timing of the

Capital Trust

annual bonus accrual and the allocation of Fund II incentive management fees for payment to employees.

Dividends

On September 15, 2005, the Company’s Board of Directors declared a third quarter 2005 cash dividend of 55 cents per share of class A common stock. The cash dividend was paid on October 15, 2005 to stockholders of record on September 30, 2005.

Forward-Looking Statements

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company’s investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager through its CT Mezzanine Partners family of funds. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Tables to follow

Capital Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2005 and December 31, 2004

(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)	(audited)

Assets

Cash and cash equivalents	$ 14,412	$ 24,583
Restricted cash	2,089	611
Commercial mortgage-backed securities	454,260	247,765
Loans receivable	815,225	556,164
Total return swap	4,000	—
Equity investment in CT Mezzanine Partners II LP (“Fund II”), CT MP II LLC (“Fund II GP”) and CT Mezzanine Partners III, Inc. (“Fund III”) (together “Funds”)	16,503	21,376
Deposits and other receivables	3	10,282
Accrued interest receivable	7,983	4,029
Interest rate hedge assets	1,070	194
Deferred income taxes	3,734	5,623
Prepaid and other assets	13,476	7,139
Total assets	$ 1,332,755	$ 877,766

Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable and accrued expenses	$ 17,818	$ 17,388
Credit facility	—	65,176
Repurchase obligations	157,774	225,091
Collateralized debt obligations (“CDOs”)	823,817	252,778
Deferred origination fees and other revenue	739	836
Total liabilities	1,000,148	561,269

Shareholders’ equity:
Class A common stock, $0.01 par value, 100,000 shares authorized, 14,844 and 14,769 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively (“class A common stock”)	148	148
Restricted class A common stock, $0.01 par value, 314 and 283 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	3	3
Additional paid-in capital	324,937	321,937
Accumulated other comprehensive gain	14,095	3,815
Accumulated deficit	(6,576)	(9,406)
Total shareholders’ equity	332,607	316,497

Total liabilities and shareholders’ equity	$ 1,332,755	$ 877,766

Capital Trust, Inc. and Subsidiaries

Consolidated Statements of Income

Three and Nine Months Ended September 30, 2005 and 2004

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Income from loans and other investments:
Interest and related income	$ 22,751	$ 12,979	$ 57,359	$ 31,169
Less: Interest and related expenses on secured debt	10,325	3,758	23,709	8,848
Less: Interest and related expenses on step up convertible junior subordinated debentures	—	1,552	—	6,417
Income from loans and other investments, net	12,426	7,669	33,650	15,904

Other revenues:
Management and advisory fees from Funds	1,517	1,910	12,144	6,025
Income/(loss) from equity investments in Funds	467	301	(835)	1,126
Gain on sales of investments	—	—	—	300
Other interest income	137	19	374	35
Total other revenues	2,121	2,230	11,683	7,486

Other expenses:
General and administrative	5,316	3,996	16,384	10,127
Depreciation and amortization	278	274	837	822
Total other expenses	5,594	4,270	17,221	10,949

Income before income taxes	8,953	5,629	28,112	12,441
Provision for income taxes	(846)	(229)	315	—

Net income	$ 9,799	$ 5,858	$ 27,797	$ 12,441

Per share information:
Net earnings per share of common stock:
Basic	$ 0.65	$ 0.51	$ 1.84	$ 1.46
Diluted	$ 0.64	$ 0.50	$ 1.81	$ 1.43
Weighted average shares of common stock outstanding:
Basic	15,125,443	11,448,503	15,110,227	8,492,967
Diluted	15,358,943	11,659,193	15,339,533	8,686,079
Dividends declared per share of common stock	$ 0.55	$ 0.45	$ 1.65	$ 1.35